                              MANAGEMENT AGREEMENT

          THIS AGREEMENT, dated as of October 12, 1993 by and between COMMERCIAL ASSETS, INC., a Maryland corporation (hereinafter referred to as the "Company"), and FINANCIAL ASSET MANAGEMENT CORPORATION, a Delaware corporation (hereinafter referred to as the "Manager").

                              W I T N E S S E T H:

          WHEREAS, the Company owns Mortgage Assets and qualifies for the tax benefits accorded by Section 856 through 860 of the Internal Revenue Code of 1986; and

          WHEREAS, the Company has engaged and desires to continue to retain the Manager to manage the assets of the Company and to perform administrative services for the Company in the manner and on the terms set forth herein;

          NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

          Section 1. DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings assigned them below.

               (a) "Affiliate" means, when used with reference to a specified person, (i) any person that directly or indirectly controls or is controlled by or is under common control with the specified person, (ii) any person that is an officer, director or employee of, partner in or trustee

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                                                                               2

of, or serves in a similar capacity with respect to, the specified person, or of which the specified person is an officer, director or employee of, partner in or trustee of or with respect to which the specified person serves in a similar capacity, (iii) any person that, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities issued by the specified person, or any person 5% or more of whose equity securities are, directly or indirectly beneficially owned by such other person, or (iv) any person that has a material business or professional relationship with the specified person, PROVIDED, however, that a person shall not be deemed to be an Affiliate of the Manager or of any person that is an Affiliate of the Manager solely by reason of serving as a director of one or more investment companies of which the Manager or an Affiliate of the Manager serves as investment advisor or in any other capacity;

               (b) "Affiliated Issuer" means any Person that issues Mortgage-Backed Obligations and which is organized by or on behalf of the Company;

               (c) "Agreement" means this Management Agreement, as amended from time to time;

               (d) "AIC" means Asset Investors Corporation, a Maryland Corporation;

               (e) "Average Invested Assets" for any period means the average of the aggregate book value of the consolidated assets of the Company, its trusts and subsidiaries,

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                                                                               3

computed in accordance with GAAP, invested, directly or indirectly, in equity interests in and loans secured by real estate, including assets that are pledged to secure Mortgage-Backed Obligations, after reserves for depreciation or bad debts or other similar noncash reserves, less the book value of minority interest (the portion of equity interest in a Mortgage-Backed Obligation not owned by the Company) and the liabilities associated with issued and outstanding Mortgage-Backed Obligations of the Company, its trusts and subsidiaries, computed for any period by adding the Average Invested Assets at the end of each month during such period and dividing by the number of months in the period (provided that Average Invested Assets shall not include (A) investments in any other REIT for which the Manager or an Affiliate of the Manager acts as a manager and (B) cash, certificates of deposit, treasury instruments and other non-real estate related assets);

               (f) "Average Net Worth" means for any period, the sum of (1) the gross proceeds of all offerings of equity securities of the Company and (2) the $75,000,000 capital contribution received from AIC in 1993 times the number of calendar days during such period that the proceeds of each such offering or capital contribution were available for use by the Company divided by the total number of calendar days in such period, together with (a) for the first quarter of the current fiscal year, the Company's Tax Retained Earnings (Losses) at the beginning of the first

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                                                                               4

quarter or (b) for each subsequent year-to-date cumulative quarterly period of the year for which a calculation is required pursuant to Section 9(b) hereof, the average of the Company's Tax Retained Earnings (Losses) computed by adding the Company's Tax Retained Earnings (Losses) as of the beginning of each fiscal quarter during such year-to-date period divided by the number of quarters in such period. A sample calculation of Average Net Worth is shown in Exhibit A;

               (g) "Board of Directors" means the Board of Directors of the Company;

               (h) "CMO Administration Services" means the services provided by the Manager pursuant to Section 2(q) hereof;

                     "CMO Issuance Services" means the services provided by the Manager pursuant to Section 2(p) hereof;

                    "Commercial Mortgage-Backed Obligations" means Mortgage-Backed Obligations secured by commercial real estate, including multi-family residential properties (more than four units);

               (k) "Commitment" means, with respect to any Mortgage Asset, the agreement containing the terms pursuant to which the Company agrees to acquire on a forward basis such Mortgage Asset from any Person;

               (l) "Company" means Commercial Assets, Inc., a Maryland corporation, for all purposes; provided, however,

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                                                                               5

that with respect to references to Series of Mortgage-Backed Obligations issued by the Company, the term "Company" shall include subsidiaries of the Company which issue such Mortgage-Backed obligations;

               (m) "Conforming Mortgage Loan" means a mortgage loan that complies with the requirements for inclusion in a guaranty or purchase program sponsored by any of FNMA, FHLMC or GNMA;

               (n) "Conventional Mortgage Loan" means a mortgage loan that is not insured by the FHA or guaranteed by the VA;

               (o) "Direct Issuance Costs" means all fees and expenses incurred in connection with the issuance of Mortgage-Backed Obligations issued or caused to be issued by the Company, including trustee, accounting, consulting, legal, rating agency, registration, printing and engraving, tax advisory and tax preparation (but not including preparation of annual tax returns) fees and expenses, underwriting discounts, up-front master servicing fees, and up-front costs of credit enhancements;

               (p) "FDIC" means the Federal Deposit Insurance Corporation or any successor or assign or any resulting, surviving or transferee entity;

               (q) "FHA" means the Federal Housing Administration of the Department of Housing and Urban Development of the United States of America or any successor or assign or any resulting, surviving or transferee entity;


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                                                                               6

               (r)  "FHA Loan" means a mortgage loan  insured by the FHA;

               (s) "FHLMC" means the Federal Home Loan Mortgage Corporation, a corporation organized and existing under the laws of the United States of America, or any successor or assign or any resulting, surviving or transferee entity;

               (t) "FHLMC Certificate" means a FHLMC mortgage participation certificate;

               (u) "FNMA" means the Federal National Mortgage Association, a corporation organized and existing under the laws of the United States of America, or any successor or assign or any resulting, surviving or transferee entity;

               (v) "FNMA Certificate" means a FNMA mortgage pass-through certificate;

               (w)  "GAAP" means generally  accepted  accounting principles;

               (x) "GNMA" means the Government National Mortgage Association, a corporation organized and existing under the laws of the United States of America, or any successor or assign or any resulting, surviving or transferee entity;

               (y) "GNMA Certificate" means a fully-modified pass-through mortgage-backed certificate guaranteed by GNMA;

               (z) "Governing Instruments" means, the Company's Articles of Incorporation, as amended, By-Laws, as

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                                                                               7

amended, and any resolutions duly adopted by the Board of Directors;

               (aa) "Internal Revenue Code" or "Code" means the Internal Revenue Code of 1986, as amended;

               (bb) "Mortgage Assets" means, collectively, Mortgage Instruments, Residual Interests and Mortgage-Backed Obligations;

               (cc) "Mortgage-Backed Obligations" means, collectively, collateralized mortgage obligations, mortgage-backed bonds and mortgage collateralized debt, mortgage pass-through obligations or other instruments collateralized by, or representing interests in, mortgage debt or Mortgage Instruments;

               (dd) "Mortgage Certificates" means, collectively (i) GNMA Certificates, (ii) FHLMC Certificates, (iii) FNMA Certificates and (iv) any other mortgage certificates; including private label pass-through certificates, and other mortgage instruments as reasonably determined by the Company;

               (ee) "Mortgage Finance Companies" means entities which own and finance Mortgage Instruments;

               (ff) "Mortgage Instruments" means, collectively, Mortgage Certificates and Mortgage Loans;

               (gg) "Mortgage Interests" means an equity interest in Mortgage Finance Companies;

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                                                                               8

               (hh) "Mortgage Loans" means, collectively, Conforming Mortgage Loans and Non-conforming Mortgage Loans;

               (ii) "Net Income" means the Company's REIT Income including capital gains and capital losses arising from the Company's operations in the year they are generated before (i) the Manager's incentive compensation, (ii) net operating loss deductions arising from losses in prior periods, (iii) special deductions permitted by the Internal Revenue Code in calculating taxable income for a REIT, and (iv) the deduction arising from the exercise of stock options permitted under Code Section 83 and the deduction for dividend equivalent rights. In addition, REIT income will also be reduced by 25% of the expense otherwise deductible for tax purposes relating to the exercise of stock options and the issuance of Common Stock relating to dividend equivalent rights;

               (jj) "Non-conforming Mortgage Loan" means a mortgage loan that meets the requirements of the guaranty programs of either FNMA, FHLMC or GNMA; except for the requirements with respect to the maximum original outstanding principal amounts of such mortgage loans and such other particular requirements of such programs presented to and approved by the Board of Directors;

               (kk) "Other Mortgage Assets" means (i) interest-only certificates, (ii) principal-only certificates, (iii) subordinated interests in mortgage pass-through transactions and (iv) other mortgage-derivative assets;

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                                                                               9

               (ll) "Person" means a natural person, corporation, partnership, association, trust (including any beneficiary thereof), company, joint venture, joint stock company, unincorporated organization or other entity;

               (mm) "REIT" means a real estate investment trust under the Internal Revenue Code;

               (nn) "REIT Income" means taxable income computed as prescribed for REITs under the Code prior to the "dividends paid deduction" (including the dividends paid deduction for dividends related to capital gains).

               (oo) "Residual Interests" means interests in Mortgage-Backed Obligations that entitle the holder to receive excess cash flow from the collateral pledged to secure such obligations;

               (pp) "Repurchase Agreement" means a financing transaction pursuant to which the Company would sell Mortgage Assets for cash and simultaneously agree to repurchase them at a specified date for the same amount of cash plus an interest component;

               (qq) "Residential Mortgage-Backed Obligations" means Mortgage-Backed Obligations secured by single-family residential (one to four units) properties;

               (rr) "Series of Mortgage-Backed Oobligations" means a separate series of Mortgage-Backed Obligations issued or caused to be issued by the Company or an Affiliated Issuer or other person pursuant to an indenture or other agreement;

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                                                                              10

               (ss) "Servicing Agreement" means a servicing agreement between the Company and any servicer of the Company's Mortgage Loans;

               (tt) "Stockholders" means the registered owners of the shares of common stock of the Company;

               (uu) "Tax Retained Earnings (Losses)" for purposes of computing the incentive compensation pursuant to Section 9(b) of this Agreement, shall be computed as follows: (a) at the beginning of the first quarter of the current fiscal year, the sum of the tax retained earnings at the beginning of the fourth quarter of the prior fiscal year plus REIT Income for the fourth quarter of the prior fiscal year computed in accordance with the management agreement in effect during such prior fiscal year minus dividends declared during the fourth quarter of the prior fiscal year; or (b) at the beginning of each subsequent quarter of the current fiscal year, the sum of the Tax Retained Earnings (Losses) at the beginning of the prior fiscal quarter plus REIT Income for the prior fiscal quarter minus dividends declared during the prior fiscal quarter, see Exhibit A;

               (vv) "Ten Year U.S. Treasury Rate" for any period means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during such period, or, if such rate is not published by the Federal Reserve Board, then any Federal

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                                                                              11

Reserve Bank or agency or department of the federal government selected by the Company; or, if the Company determines in good faith that for any reason the Company cannot determine the Ten Year U.S. Treasury Rate for any period as provided above, then the Ten Year U.S. Treasury Rate for such period shall be the arithmetic average of the per annum average yields to maturity, based upon the closing asked price on each business day during such period, as chosen and quoted in New York City for each business day (or less frequently if daily quotations shall not be generally available) by at least three recognized dealers in U.S. government securities selected by the Company, for each actively traded marketable U.S. Treasury fixed interest rate security (other than securities which can, at the option of the holder, be surrendered at face value in payment of any federal estate tax) with a final maturity date not less than eight nor more than twelve years from the date of such closing asked price;

               (ww) "Total Operating Expenses" means the expenses indicated in
Section 9(c)(iii);

               (xx) "Unaffiliated Directors" shall have the meaning ascribed to that term in the By-Laws of the Company, as the same may be amended or supplemented from time to time;

               (yy) "VA" means the Veterans Administration of the United States of America, or any successor or assign or any resulting, surviving or transferee entity; and

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                                                                              12

               (zz) "VA Loan" means a mortgage loan partially guaranteed by the VA.

          Section 2. GENERAL DUTIES OF THE MANAGER.

          The Manager undertakes to use its best efforts to (i) present to the Company asset acquisition opportunities consistent with the policies and objectives of the Company and (ii) furnish the Board of Directors with information concerning the making, acquisition, holding and disposing of assets. Subject to the supervision and control of the Board of Directors, the Manager shall provide services to the Company and, to the extent directed by the Board of Directors, shall provide similar services to any Affiliated Issuer, if any, or subsidiary of the Company as follows:

               (a) serve as the Company's consultant with respect to the formulation of asset acquisition criteria and policy guidelines for recommendation to the Board of Directors;

               (b) counsel the Company in connection with policy decisions to be made by the Board of Directors;

               (c) issue Commitments on behalf of the Company to acquire Mortgage Assets;

               (d) represent the Company in connection with the acquisition and accumulation of Mortgage Assets;

               (e) furnish reports and statistical and economic research to the Company regarding the Company's portfolio activities and the services performed for the

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                                                                              13

Company by the Manager as reasonably requested by the Board of Directors;

               (f) monitor and provide to the Board of Directors, on an on-going basis, rate information and other data regarding Repurchase Agreements and alternative lending sources;

               (g) negotiate and enter into agreements on behalf of the Company with banking institutions and other leaders to provide for the borrowing of funds by the Company;

               (h) monitor and provide to the Board of Directors, on an on-going basis, price information and other data obtained from certain nationally recognized dealers that maintain markets in Mortgage Assets and Other Mortgage Assets identified by the Board of Directors from time to time, and provide data and advice to the Board of Directors in connection with the identification of such dealers;

               (i) provide a full time chief operating officer/chief financial officer of the Company, a full time chief accounting officer of the Company, provide the personnel to perform or supervise the duties of the computer programmer and analyst (including necessary computer support staff), senior investment officer, controller, shareholder relations, press officer, cash manager, tax manager (including necessary support staff) (any of which functions may be performed by the same person or persons) and other personnel necessary to manage the Company on a day-to-day basis and

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                                                                              14

provide to the Company, commencing as of the date hereof and thereafter on a semi-annual basis, a list of all the full time and part time employees of the Manager and a description of the functions of such employees (for purposes of this subsection, full-time shall mean full time obligation to AIC and the Company);

               (j) administer the day-to-day operations of the Company and perform or supervise the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company's expenses, debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

               (k) communicate on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the continuous reporting and other requirements of any governmental bodies or agencies, securities exchanges and bond indentures and to maintain effective relations with such holders;

               (l) prepare, draft and file all the Company's filings with the Securities and Exchange Commission, PROVIDED THAT filing fees, legal fees, accounting fees and any other third-party fees shall be the responsibility of the Company;

               (m) to the extent not otherwise subject to an agreement executed by the Company, designate a servicer

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                                                                              15

for those Mortgage Loans sold to the Company by originators that have elected not to service such loans and arrange for the monitoring and administering of such servicers;

               (n) monitor and administer the servicing of the Company's Mortgage Loans, other than Mortgage Loans pooled to back Mortgage Certificates or pledged to secure Mortgage-Backed Obligations, including serving as the Company's consultant with respect to the servicing of loans; collecting information and submitting reports pertaining to the Mortgage Loans and to moneys remitted to the Manager or the Company by servicers; periodically reviewing and evaluating the performance of each servicer to determine its compliance with the terms and conditions of the servicing agreement and, if deemed appropriate, recommending to the Company the termination of such servicing agreement; acting as a liaison between servicers and the Company and working with servicers to the extent necessary to improve their servicing performance; reviewing recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the Mortgage Loans; reviewing servicers' delinquency, foreclosing and other reports on Mortgage Loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase Mortgage Loans from the Company;

               (o) in accordance with criteria set up by the Board of Directors, invest or reinvest the Company's

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cash consistent with the Company's status as a REIT provided that the Company shall not invest in Residential Mortgage-Backed Obligations;

               (p) provide to the Company itself or through another appropriate party (but the Manager shall not charge for the services of such an appropriate party unless authorized by the Board of Directors) all services in connection with the issuance of each Series of Mortgage-Backed Obligations issued by the Company or any Affiliated Issuer, including:

                    (i) representing the Company with respect to the structuring of each such Series of Mortgage-Backed Obligations;

                    (ii) negotiating the rating requirements with rating agencies with respect to the rating of each such Series of Mortgage-Backed Obligations;
                     (iii) representing the Company in connection with the acquisition and accumulation of any Mortgage Instruments and the pooling and exchange of Mortgage Loans into Mortgage Certificates in connection with each Series of Mortgage-Backed Obligations issued by the Company or any Affiliated Issuer;

                    (iv) issuing Commitments on behalf of the Company to acquire Mortgage Instruments to be used to secure or constitute the mortgage pool for each such Series of Mortgage-Backed Obligations;

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                                                                              17

                    (v) with respect to the issuance of each such series of Mortgage-Backed Obligations for which the underlying collateral consists of Mortgage Instruments owned by the Company or an Affiliated Issuer, accumulating and reviewing all Mortgage Instruments which may secure or constitute the mortgage pool for each such Series of Mortgage-Backed Obligations;

                    (vi) with respect to the issuance of each such Series of Mortgage-Backed Obligations for which the underlying collateral does not consist of Mortgage Instruments owned by the Company or an Affiliated Issuer, reviewing interest rates, maturity dates and other attributes of the Mortgage Instruments;

                    (vii) negotiating all agreements and credit enhancements with respect to each such Series of Mortgage-Backed Obligations;

                    (viii) organizing and administering all activities in connection with the closing of each such Series of Mortgage-Backed Obligations including all negotiations and agreements with underwriters, trustees, servicers, master servicers and other parties; and

                    (ix) performing such other services as may be required from time to time for completing the issuance of each such Series of Mortgage-Backed Obligations.

               (q) provide to the Company itself or through another appropriate party (but the Manager shall not charge

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                                                                              18

for the services of such an appropriate party unless authorized by the Board of Directors) all services in connection with the administration of each Series of Mortgage-Backed Obligations issued by the Company or any Affiliated Issuer, including:
                    (i) communicating on behalf of the Company with the holders of each such Series of Mortgage-Backed Obligations as required to satisfy the reporting and tax informational requirements of any governmental bodies or agencies with respect to holders of each such Series of Mortgage-Backed Obligations and as required to satisfy any governmental bodies and the provisions of any indenture, pooling and servicing agreement or other agreement with respect to each such Series of Mortgage-Backed Obligations;

                    (ii) determining the amount of, and making, all payments with respect to each such Series of Mortgage-Backed Obligations and directing the reinvestment of principal and interest from the Mortgage Instruments in accordance with the terms of any indenture, pooling and servicing agreement or other agreement relating to each such Series of Mortgage-Backed Obligations;

                    (iii) furnishing all reports and statistical information required with respect to the administration of each such Series of Mortgage-Backed Obligations;

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                                                                              19

                    (iv) working with the Company and with accountants, counsel, trustees, servicers, master servicers and other parties with respect to the administration of each such Series of Mortgage-Backed Obligations;

                    (v) assisting trustees and paying agents in distributing all excess or residual payments with respect to each such Series of Mortgage-Backed Obligations as directed by the Company or any indenture, pooling and servicing agreement or other agreement with respect to each such Series of Mortgage-Backed Obligations;

                    (vi) monitoring and providing, on an on-going basis, information with respect to each such Series of Mortgage-Backed Obligations as is required by the Company;

                    (vii) advising the Company with respect to the administration of each such Series of Mortgage-Backed Obligations; and

                    (viii) performing such other services as may be required from time to time in connection with the administration of each such Series of Mortgage-Backed Obligations as the Company shall deem appropriate under the particular circumstances.

          (r) provide to the Company itself or through another appropriate party (but the Manager shall not charge for the services of such an appropriate party unless autho-rized by the Board of Directors) services in connection with reviewing and monitoring the administration of each series of Mortgage-Backed Obligations managed by a party other than the Manager or any of its Affiliates, including:

                    (i) reviewing monthly financial statements and/or other financial data prepared by the third-party bond administrator and distributed to the Company;

                    (ii) reviewing bond payment information and verifying the excess cash flow payment received by the Company;

                    (iii) monitoring on-going expenses related to each series of Mortgage-Backed Obligations, where expense information has been provided to the Company;

                    (iv) reviewing federal income tax reports prepared by the third-party bond administrator and distributed to the Company, including but not limited to, reports for real estate mortgage investment conduits; and

                    (v) providing and preparing for Residual Interests in Mortgage-Backed Obligations which are accounted for under a level-yield method: (A) necessary services for computing monthly income in accordance with GAAP; and (B) the necessary calculations to compute the carrying amount adjustment in accordance with the Company's accounting principles.

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                                                                              21

               (s) monitor the Company's portfolio with regard to interest rate risk and recommend to the Board of Directors, and negotiate and enter into on behalf of the Company, transactions to reduce interest rate risk including, but not limited to, interest rate swap agreements, forward rate agreements, interest rate cap agreements, interest rate floor agreements and financial futures and option contracts in accordance with the criteria established by the Board of Directors;

               (t) perform such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall deem appropriate under the particular circumstances;

               (u) provide tax planning and advisory services and prepare and file on behalf of the Company all filings required by federal, state and local governments, including but not limited to, federal and state REIT income tax returns (including the preparation of the related REIT qualification calculations), personal property tax returns, sales tax returns, payroll tax returns, franchise tax returns, annual reports and federal and state information returns; and

               (v) provide the executive, administrative and other personnel, office space and services required in rendering services to the Company listed in this Section 2.

          The Manager agrees to use its best efforts at all times in performing services for the Company hereunder.

          Section 3. ADDITIONAL ACTIVITIES OF MANAGER. Nothing herein shall prevent or restrict the Manager or any of its officers, employees or Affiliates from engaging in any business or rendering services of any kind to any other Person, including investment in, or advisory service to others investing in, any type of real estate assets, including assets which meet the principal portfolio objectives of the Company, except that, without the consent of the Board of Directors, which consent shall not be unreasonably withheld, the Manager shall not provide general management services to any REIT or similar entity other than the Company and its subsidiaries and affiliates other than acting as a manager to AIC. Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any subsidiary of the Company, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to its Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

          Section 4. COMMITMENTS. In order to meet the portfolio requirements of the Company, as determined by the Board of Directors from time to time, the Manager agrees to

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                                                                              23

issue on behalf of the Company Commitments on such terms as are established by the Board of Directors, including a majority of the Unaffiliated Directors, for the acquisition of Mortgage Assets originated by, or acquired from, any Person.

          Section 5. BANK ACCOUNTS. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any subsidiary of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any subsidiary of the Company. Such accounts shall be insured by the FDIC.

          Section 6. RECORDS; CONFIDENTIALITY. The Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any subsidiary of the Company at any time during normal business hours. The Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to nonaffiliated

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                                                                              24

third parties except with the prior written consent of the Board of Directors.

          Section 7.  OBLIGATIONS OF MANAGER.

               (a) The Manager shall require each seller or transferor of Mortgage Assets to the Company to make such representations and warranties regarding such Mortgage Assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Company's assets. Notwithstanding any other provision herein, the Manager shall act in accordance with any portfolio management guidelines that may be established by the Board of Directors and, in the absence of specific guidelines, in accordance with industry standards.

               (b) The Manager shall refrain from any action which would adversely affect the status of the Company as a REIT or, if applicable, any subsidiary of the Company as a REIT or as a qualified REIT subsidiary or which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any such subsidiary or which would otherwise not be permitted by the Company's or such subsidiary's Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager's judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments and refrain from taking such action pending further clarification from the Board of Directors.
If the Manager receives further clarification or instructions expressly ordering that the action be taken, the Manager shall act as instructed by the Board of Directors and shall have no liability for such action. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company, any Affiliated Issuer, any subsidiary of the Company, the Unaffiliated Directors or the Company's or its subsidiary's stockholders for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 13 of this Agreement.

          Section 8. INVESTMENT COMPANY STATUS.

          Notwithstanding any other provision of this Agreement to the contrary, the Company and the Manager each shall use its best efforts to refrain from taking any action which, in its judgment made in good faith and with the exercise of reasonable care, would cause the Company or any subsidiary of the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). It shall be the duty of the Manager to perform such calculations necessary to insure that the Company or any subsidiary of the Company shall not be required to register under the Investment Company Act. If an action is ordered by the Board of Direc-tors, which in the Manager's judgment might cause such registration to be required, the Manager shall promptly notify the Board of Directors and shall refrain from taking such action pending further clarification or instructions from the Board of Directors. If the Manager receives further clarification or instructions expressly ordering that the action be taken, the Manager shall act as instructed by the Board of Directors and shall have no liability for such action.

               Section 9.  COMPENSATION.

               (a) BASE FEE. Subject to Sections 9(c) and 9(f) hereof, the Company shall pay to the Manager, for services rendered under this Agreement, a base management fee in an amount equal to 1% per annum of the Average Invested Assets of the Company during each fiscal year. An amount equal to 1/4 of 1% of the Average Invested Assets for each fiscal quarter (pro rata based on the number of days elapsed during any partial fiscal quarter), shall be paid to the Manager, as provided by, and subject to adjustment under, Section 9(f) of this Agreement.

               (b) INCENTIVE COMPENSATION. The Company shall pay the Manager as incentive compensation a yearly fee, in an amount equal to 20% of the dollar amount, if any, by which the annual Net Income of the Company for each fiscal year exceeds an amount equal to the Average Net Worth multiplied by the Ten Year U.S. Treasury Rate plus one percentage point. If the annual Net Income of the Company is less than the amount equal to the Average Net Worth multiplied by the Ten Year U.S. Treasury Rate plus one percentage point, the Manager shall refund to the Company the net year-to-date incentive compensation previously paid to the Manager during the current fiscal year, if any.

          The quarterly payment of such amount by the Company to the Manager, or refund to the Company from the Manager in the event the incentive compensation for any year-to-date period is less than the incentive compensation computed and paid to the Manager as of the previous year-to-date period, shall be computed each fiscal quarter on a cumulative year-to-date basis in an amount equal to (A) 20% of the dollar amount, if any, by which the year-to-date Net Income through such fiscal quarter, exceeds an amount equal to the Average Net Worth for such year-to-date period multiplied by the year-to-date Ten Year U.S. Treasury Rate plus one percentage point multiplied by the number of quarters during such year-to-date period divided by four; and (B) minus the year-to-date incentive compensation computed for the prior fiscal quarter. If the year-to-date incentive compensation computed through such fiscal quarter of the Company is less than the net year-to-date incentive compensation computed for the previous year-to-date fiscal quarter, the Manager shall refund to the Company the lesser of (i) the difference between the net year-to-date incentive compensation computed for the previous year-to-date fiscal quarter and the net year-to-date incentive compensation computed for the current fiscal quarter or (ii) the net year-to-date incentive compensation computed for the previous year-to-date fiscal quarter, if any.
Such quarterly payment shall be paid to the Manager, or refunded to the Company, as provided by, and subject to adjustment under, Section 9(f) of this Agreement. A sample calculation of the incentive compensation is shown in Exhibit A.

               (c) LIMITATION ON BASE FEE  AND  INCENTIVE COMPENSATION.

                    (i) REDUCTION OF BASE FEE AND INCENTIVE COMPENSATION. During any fiscal quarter, the base management fee described in Section 9(a) above and incentive compensation described in Section 9(b) above shall be reduced by the amount, up to the total amount of such base management fee and incentive compensation, by which the year-to-date Total Operating Expenses (as defined below) of the Company and its subsidiaries exceed the greater of 2% of its Average Invested Assets multiplied by the number of quarters during such year-to-date period divided by four or 25% of its year-to-date Net Income through such fiscal quarter, provided, however, that a majority of the Unaffiliated Directors may waive part or all of any such reduction to the extent that they determine, based upon unusual or nonrecurring factors which they deem sufficient, that a higher level of expenses is justified for such year.

                    (ii) RECOVERY OF BASE FEE AND INCENTIVE COMPENSATION. If at the close of any fiscal year the limitation on the base management fee and incentive compensation pursuant to Section 9(c)(i) above is imposed, the Manager shall be entitled to recover without interest any reduction of fees during such fiscal year pursuant to Section 9(c)(i) when, if, and to the extent that, the Total Operating Expenses of the Company and its subsidiaries in any future calendar year, including the recovery of the base management fee and incentive compensation or any portion thereof, are less than the greater of 2% of the Company's Average Invested Assets or 25% of its Net Income for such year.

                    (iii)     TOTAL OPERATING EXPENSES.  For the purposes of
     Section 9(c) only, "Total Operating Expenses" for any period means the aggregate year-to-date expenses for such period of every character payable by the Company which constitute ordinary operating expenses of the Company, exclusive of:

                         (1) expenses relating to raising capital and all interest and discounts;

                         (2)  taxes and license fees;

                         (3) expenses connected directly with the issuance, sale and distribution, and of listing on any stock exchange, of securities of the Company including, but not limited to, underwriting and brokerage discounts and commissions, private placement fees and expenses, legal and accounting costs, printing, engraving and mailing costs, and listing and registration fees;

                         (4) expenses connected directly with the acquisition, disposition, operation, maintenance, management (including the Administrative fee and the Acquisition fee) or ownership of the Company's assets, including but not limited to costs of foreclosure, maintenance, repair and improvement of property, maintenance and protection of the lien of mortgages, property management fees, loan origination fees, servicing and master servicing fees, legal fees, premiums for insurance on property owned by or mortgaged to the Company, taxes, brokerage and acquisition fees and commissions, appraisal fees, title insurance and abstract expenses, provisions for depreciation, depletion and amortization, disposition fees and subordinated real estate commissions, and losses on the disposition of assets and provisions for such losses;

                         (5) fees and expenses payable to public accountants, consultants, or persons employed for the Company directly by the Board of Directors;

                         (6) legal, accounting and other expenses incurred in connection with (a) formal or informal administrative actions or legal proceedings which involve a challenge of the status of the Company as a REIT, (b) advice regarding obtaining or maintain-ing such status, (c) determination by the Company of its taxable income as computed in accordance with the REIT provisions of the Internal Revenue Code or (d) a claim that the activities of the Company or of any member of the Board of Directors, officer or stockholder of the Company were improper;

                         (7)  expenses of organizing, reorganizing or
          terminating the Company;

                         (8) non cash expenditures (including depreciation, amortization and bad debt reserves);

                         (9) fees and expenses of transfer agents, registrars, warrant agents, right agents, dividend payment and dividend reinvestment agents, escrow holders and indenture trustees;

                         (10) all expenses connected with communications to holders of securities of the Company and other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the costs of printing and mailing certificates for securities, proxy solicitation materials and reports to such holders and the cost of holding meetings of holders of securities of the Company; and

                         (11) legal, accounting, printing and other costs, including clerical costs, of reports required to be filed with state or federal governmental agencies.

               (d) ADMINISTRATIVE FEE. Unless otherwise agreed by the parties hereto, in addition to any other fee payable to the Manager under this Agreement, the Manager shall be paid for each Series of Mortgage-Backed Obligations issued or owned by the Company or any subsidiary of the Company, in the case of Mortgage-Backed Obligations sold or intended to be sold primarily to institutional investors, the lesser of (A) $10,000 annually and (B) an annual amount equal to $10,000 multiplied by the percentage ownership of the Company or such subsidiary of the Company in such Mortgage-Backed obligation for the first class of such Series of Mortgage-Backed obligations issued or owned by the Company plus for each addition class of such Series of Mortgage-Backed Obligations issued or owned by the Company or any subsidiary of the Company the lesser of (1) $2,500 anually and (2) an annual amount equal to $2,500 multiplied by the percentage of ownership of the Company or such subsidiary of the Company in such Mortgage-Backed Obligation.

               With respect to any series of Mortgage-Backed Obligations issued or acquired during a fiscal quarter, the applicable portion of such fees shall be calculated pro rata based on the number of days such Mortgage-Backed obligations were outstanding during such quarter; provided, however, that series of Mortgage-Backed Obligations issued or acquired after the 20th day of a month shall not be considered outstanding during such month.

               The Administrative Fee shall be compensation for related accounting functions and overseeing the third-party management and administration. Notwithstanding any other provision of this Agreement, the Manager shall be entitled to reimbursement for its actual costs in providing servicing functions for any pool of Mortgage Loans.

               (e) ACQUISITION FEE. Unless otherwise agreed by the parties hereto, in addition to any other fee payable to the Manager under this Agreement, the Company shall pay the Manager, at the end of each fiscal quarter of the Company, an Acquisition Fee equal to 0.5% of the cost of acquisition of the assets acquired during such fiscal quarter of the Company.

               (f) ADJUSTMENT AND PAYMENT. The Manager shall compute the estimated compensation payable or refundable under Sections 9(a), 9(b), 9(c), 9(d) and 9(e) hereof as soon as practicable after the end of each fiscal quarter, but no later than 50 days after the end of each such quarter. A copy of such computations shall be thereafter promptly submitted to the Company and each member of the Board of Directors. Such compensation shall be paid to the Manager, or refunded to the Company, on the first business day of the third month after such fiscal quarter as payment on account, subject to adjustment under this Section 9(f) of this Agreement. The aggregate amount of the Manager's compensation under Sections 9(a), 9(b), 9(c), 9(d) and 9(e) for each fiscal year shall be adjusted within: (x) 120 days after the end of such fiscal year; or (y) 120 days after the filing of the Company's federal income tax return for such fiscal year, whichever is later. Such adjustment shall be made to reflect additional information provided by the Company's tax return for such fiscal year. Any excess owed to, or refund owed by, the Manager shall be paid to the Manager or remitted by the Manager to the Company within ten days of presentment of the adjustment.

          Section 10. COMPENSATION FOR ADDITIONAL SERVICES. If the Company requests the Manager (or any Affiliate or any officer or employee thereof) to render services for the Company other than those required to be rendered by the Manager hereunder, such additional services, if performed, shall be compensated separately on terms to be agreed upon between such party and the Board of Directors from time to time. To the extent that the Manager or any Affiliate of the Manager performs any brokerage, leasing, loan servicing, loan administration, property management or other similar services for the Company other than as required hereunder, the rate of compensation for such services shall be either (a) the rate at which the Manager or such Affiliate of the Manager is then performing similar services for unaffiliated parties in the same geographic area or (b) the rate at which qualified unaffiliated persons are then performing such services for similar investors in the same geographic area.

          Section 11. EXPENSES OF THE MANAGER. Without regard to the compensation received hereunder by the

Manager, the Manager shall bear the following expenses (unless agreed otherwise by the Board of Directors):

               (a) Employment expenses of the personnel employed by the Manager, including, but not limited to, salaries, wages, payroll taxes, and the cost of employee benefit plans for such employees;

               (b) Rent, telephone, utilities, office furniture, equipment, machinery (including computers), subscriptions and such other overhead expenses incurred in connection with the conduct of the Manager's business;

               (c) Travel and other expenses of directors, officers and employees of the Manager, except expenses of such persons incurred in connection with attending meetings, conferences or conventions that relate solely to the business affairs of the Company or any subsidiary of the Company;

               (d) Legal, accounting and auditing fees, and tax advisory and tax preparation fees, relating to the corporate affairs of the Manager;

               (e) If the Manager or an Affiliate acts as bond administrator for a Series of Mortgage-Backed Obligations, all expenses relating to the performance of the services set forth in Sections 2(p) and 2(q) of this Agreement for such Series of Mortgage-Backed Obligations;

               (f) Expenses incurred (including personnel) in preparation of the Company's monthly financial statements; and

               (g) Miscellaneous administrative expenses incurred in supervising and monitoring the Company's assets or any subsidiary's assets or relating to performance by the Manager of its functions hereunder.

               If any of the expenses set out above total $5,000 or more individually, or $15,000 or more in the aggregate and are incurred by the Manager in part for the purposes of the Company and in part for purposes unrelated to the Company (including expenses incurred on behalf of AIC), the Manager shall submit an accounting to the Company's Audit Committee of the Board of Directors on a quarterly basis to show the allocation of such expenses. The Manager shall also submit a quarterly schedule of its allocation of expenses between the Company and AIC.

          Section 12. EXPENSES OF THE COMPANY. The Company or any subsidiary of the Company shall pay all of its expenses, except those that are the responsibility of the Manager pursuant to Section 11 of this Agreement or other provisions of this Agreement, and without limiting the generality of the foregoing, the following expenses of the Company or any subsidiary of the Company shall be paid by the Company or such subsidiary and shall not be paid by the Manager:

               (a) Expenses related to raising capital, including the cost of borrowed money, interest payments, discounts, loan and commitment fees, points and any other related charges;

               (b) All license fees and all taxes applicable to the Company or any subsidiary of the Company, including interest and penalties thereon;

               (c) Legal, audit, accounting, underwriting, brokerage, listing, rating agency, registration and other fees' printing, engraving and other expenses and taxes incurred in connection with the issuance, sale, distribution, transfer, registration and stock exchange listing of the securities of the Company or of any subsidiary of the Company;

               (d) Employment expenses, fees and out-of-pocket costs of the Company and fees and expenses paid to employees, agents, advisers and independent contractors, consultants, managers, and other agents (other than the Manager) employed directly by the Company or any subsidiary of the Company or by the Manager at the request of the Company or such subsidiary for the account of the Company or the subsidiary;

               (e) Expenses connected with the acquisition, disposition, operation (except for those duties performed by the Manager) and ownership of the assets of the Company or any subsidiary of the Company, including, without limitation, commitment, appraisal, guaranty and hedging fees, brokerage and acquisition fees and commissions, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property, maintenance and protection of the lien of mortgages, property management fees, loan origina-tion fees, servicing and master servicing fees, legal fees, premiums for insurance on property owned by the Company or any subsidiary of the Company and insurance and abstract expenses; PROVIDED, that with regard to brokerage fees, unless approved by a majority of the Unaffiliated Directors, neither the Manager nor any of its Affiliates shall charge a brokerage commission or similar fee to the Company or any subsidiary of the Company in connection with the acquisition, disposition or ownership of the assets of the Company or the subsidiary;

               (f) Expenses of organizing, reorganizing, dissolving or winding-up the Company or any subsidiary of the Company;

               (g) All insurance costs not included in paragraph (e) hereof and incurred by the Company or any subsidiary of the Company, including without limitation, the cost of officer and director liability insurance;

               (h) Expenses connected with payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to holders of the securities of the Company or any subsidiary of the Company;

               (i)  Direct Issuance Costs;

               (j) All expenses connected with communications to holders of equity securities or debt securities of the Company or any subsidiary of the Company and with governmental agencies and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company's or any subsidiary's securities and reports to third-parties required under any indenture to which the Company or any subsidiary of the Company is a party, except such expenses that are the responsibility of the Manager as set forth in Section 11 hereof, including but not limited to the expenses listed in Sections 11(a) and 11(b) incurred by the Manager in connection with this Section 12(j);

               (k)  Fees and charges of any transfer agent or registrar;

               (l) Fees and expenses paid to directors of the Company or any subsidiary of the Company, except, in each case, directors who are Affiliates of the Manager;

               (m) Legal, accounting and auditing fees, and tax advisory and tax preparation fees, relating to the operations of the Company or any subsidiary;

               (n) Legal, accounting and auditing fees, tax advisory and tax preparation fees, consulting fees and expenses relating to the administration of Mortgage-Backed Obligations issued or caused to be issued by the Company;

               (o) Any judgment rendered against the Company or any subsidiary of the Company, or against any officer or director of the Company or any subsidiary of the Company in his capacity as such by any court or governmental agency;

               (p) If the Manager or an Affiliate does not act as bond administrator for a Series of Mortgage-Backed Obligations issued by an Affiliated Issuer by or on behalf of the Company, all fees charged by the bond administrator who performs the services set forth in Sections 2(p) and 2(q) of this Agreement for such Series of Mortgage-Backed Obligations;

               (q) Fees paid to the Manager with the approval of a majority of the Unaffiliated Directors for participation by the Company in programs operated by the Manager for the pricing and acquisition of Mortgage Loans;

               (r) Amounts payable by the Company to the Manager under Section 13 of this Agreement;

               (s)  Third-party fees and expenses incurred by the Manager under
Section 14 of this Agreement; and

               (t) other miscellaneous expenses in connection with the operation of the Company or any subsidiary of the Company which are not expenses of the Manager under Section 11 of this Agreement, provided that any such single expense in excess of $10,000 shall be submitted to the Company's Audit Committee of the Board of Directors on a quarterly basis.

          Section 13.  LIMITS OF RESPONSIBILITY OF THE MANAGER.

               (a) The Company shall indemnify the Manager and its Affiliates with respect to all expenses, losses, damages, liabilities, demands, charges or claims of any nature in respect of acts or omissions of the Manager made in good faith and in accordance with the standards set forth in this Agreement.

               (b) Notwithstanding subsection (a) of this Section 13, the Company shall not be responsible for any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to the Manager's failure to comply with the terms of this Agreement or any action or failure or omission to act by the Manager as a result of the gross negligence, willful misconduct or lack of good faith of the Manager or any of its agents or as a result of its or any of their reckless disregard of its duties and any obligations hereunder, or which arise out of the willful breach of any representation or warranty of the Manager hereunder.

               (c) The Manager shall indemnify and hold harmless the Company with respect to all expenses, losses, damages, liabilities, demands, charges or claims of any nature in respect of acts or omissions of the Manager not in accordance with the standards set forth in this Agreement.

               (d) The Manager shall promptly notify the Board of Directors of any litigation or governmental inves-tigation involving the Company and shall keep the Board of Directors fully informed of the status of any such litigation or governmental investigation.

          Section 14. POOLING OF MORTGAGE LOANS; ISSUANCE OF MORTGAGE CERTIFICATES. If the Manager determines it to be in the best interests of the Company and consistent with the portfolio criteria approved by the Board of Directors, the Manager shall, directly or indirectly and on behalf of the Company, pool Mortgage Loans acquired by the Company and use its best efforts to have Mortgage Certificates issued backed by such Mortgage Loans which meet all underwriting and other requirements for such issuance. In connection therewith, the Manager shall, directly or indirectly and on behalf of the Company, apply to the respective issuer for a commitment to issue the related Mortgage Certificates and, once such commitment has been approved, contract to pool such Mortgage Loans and cause to be issued Mortgage Certificates backed by such Mortgage Loans, which Mortgage Certificates shall be owned by and registered in the name, or deposited into a depository institution for the account, of the Company. After the issuance of such Mortgage Certificates, unless otherwise specified by the Company, the servicer of the related Mortgage Loans shall have all responsibilities and duties to the issuer of such Mortgage Certificates with respect to such Mortgage Loans and Mortgage Certificates, and shall service such Mortgage Loans after the issuance of the Mortgage Certificates which they back in accordance with the requirements of the issuer of such Mortgage Certificates.

          In connection therewith, the Manager shall apply conditions of the Servicing Agreement, and, if deemed appropriate, recommend to the Company the termination of such Servicing Agreement; acting as a liaison between servicers and the company and working with servicers to the extent necessary to improve their servicing performance; review of and recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the Mortgage Loans; review of servicers' delinquency, foreclosing and other reports on Mortgage Loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase Mortgage Loans from the Company.

          Section 15. NO JOINT VENTURE. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

          Section 16. TERM. This Agreement shall continue in force until December 31, 1994 unless otherwise renewed or extended.

          Section 17.  TERMINATION OF AGREEMENT.

               (a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated by either party with or without cause upon 60 days' written notice. In addition, this Agreement may be terminated at any time by a majority vote of (i) the Unaffiliated Directors or (ii) the holders of the Common Stock of the Company, not including the shares held by AIC.

               (b) This Agreement may be immediately terminated by the Company by written notice of termination from the Company to the Manager upon the occurrence of any of the following events:

                   (i) if the Manager shall violate any material provision of this Agreement which, after written notice of such violation, is not cured within 30 days;

                   (ii) if the Manager or any of its Affiliates shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or any order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of the Manager or any of its Affiliates or of all or substantially all of its property by reason of the foregoing or approving any petition filed against the Manager or any of its Affiliates for its reorganization and such adjudication, order or petition has not been stayed or discharged pending appeal within 60 days of its entry;

                   (iii) if the Manager or any of its Affiliates shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law of the relief of debtors, or shall consent to the appointment of a receiver, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due;

                   (iv) if any governmental authority, court or self-regulatory authority shall withdraw, suspend or revoke or declare invalid any license, charter, authorization or, registration required or necessary for the conduct by the Manager or any of its Affiliates of any material portion of its business or businesses and such adjudication, order or petition has not been stayed or discharged pending appeal within 60 days of its entry; or

                   (v) if any event or circumstances shall occur which materially impairs the financial condition of the Manager or any of its Affiliates or the ability of the Manager to perform its obligations hereunder.

               The Manager agrees that if any of the events specified in subsection (b) of this Section 17 shall occur, it will give written notice thereof to the Board of Directors within five days after the occurrence of such event.

46

          Section 18.  ASSIGNMENTS.

               (a) Except as set forth in Section 18(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Unaffiliated Directors. Any such assignment shall bind the assignee hereunder in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

               (b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities at no additional cost to the Company under Sections 2(p), 2(q) and 2(r) of this Agreement to any of its Affiliates, and the Company hereby consents to any such assignment and subcontracting.

          Section 19.  ACTION UPON TERMINATION.

               (a) Except as provided in Section 19(b) of this Agreement, from and after the effective date of termi-nation of this Agreement, pursuant to Sections 16, 17 or 18 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Manager shall forthwith:

                   (i) Pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any subsidiary of the Company pursuant to this Agreement;

                   (ii) Deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last ended fiscal quarter;

                   (iii) Deliver to the Board of Directors all property and documents of the Company or any subsidiary of the Company then in the custody of the Manager;

                   (iv) Present an accounting of any accrued compensation pursuant to Section 9 above and an accounting of any expenses for which it seeks reimbursement to the Board of Directors; and

                   (v) If the Company so requests, sell the items listed on Exhibit B back to the Company at a price equal to the net book value of such items, computed in accordance with GAAP, as of the date of termination.

               (b) Notwithstanding any provisions of this Agreement, if the Manager is terminated pursuant to Sec-tion 17(a) of this Agreement within twelve months after the occurrence of any of the events set forth in Section 19(c) hereunder, the Manager shall be entitled to compensation as follows:

                   (i) The Manager shall be paid all compensation to the date of termination; and

                   (ii) On the final day of each fiscal quarter after the date of termination and ending one year thereafter, the Manager shall receive an amount equal to one-quarter of the average of the annual aggregate of all compensation incurred under this Agreement and its predecessors during the three fiscal years prior to the fiscal year in which termination occurred.

               (c)  The events referred to in Section 19(b) are as follows:

                   (i) Any corporation, person or other entity (other than the Company, the Manager or their respective affiliates) makes a tender or exchange offer for shares of the Company's Common Stock pursuant to which such corporation, person or other entity acquires 15% or more of the issued and outstanding shares of the Company's Common Stock;

                   (ii) The stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, except in the case of a merger or consolidation with, or sale to, the Manager or an affiliate of the Manager; or

               (iii)  Any person, within the meaning of Section
3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, acquires more than 15% (30% in the case of a passive investor) of the Company's issued and outstanding voting securities.

          Section 20. RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST. The Manager agrees that any money or other property of the Company or any subsidiary of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such subsidiary, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any subsidiary of the Company any money or other property then held by the Manager for the account of the Company or any subsidiary of the Company under this Agreement, the Manager shall forthwith release such money or other property to the Company or such subsidiary. The Manager shall not be liable to the Company, any subsidiary of the Company, the Unaffiliated Directors, or the Company's or its subsidiary's stockholders for any acts performed or omissions to act by the Company or any subsidiary of the Company in connection with the money or other property released to the Company or any subsidiary of the Company in accordance with this Section. The Company and any subsidiary of the Company shall indemnify the Manager, its directors, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to the Company or any subsidiary of the Company in accordance with the terms of this Section 20 of this Agreement, except insofar as such expenses, losses, damages, liabilities, demands, charges and claims arise out of acts of the Manager, its directors, officers and employees constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 13 of this Agreement.

          Section 21.  REPRESENTATIONS AND WARRANTIES.

               (a) The Company hereby represents and warrants to the Manager as follows:

                   (i) The Company has been duly organized and is validly existing and in good standing under the laws of the State of Maryland; the Company has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

                   (ii) The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, directors, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                   (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

               (b) The Manager hereby represents and warrants to the Company as follows:

                   (i) The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware; the Manager has the power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

                   (ii) The Manager has the power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, directors and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

                   (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

          Section 22. NOTICES. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                    (a)  If to the Company:

                    3600 South Yosemite Street
                    Suite 900
                    Denver, Colorado 80237
                    Attention: President

                    with a copy given in the manner prescribed above, to the Chief Operating Officer/Chief Financial Officer, Chief Accounting Officer and each member of the Board of Directors at their addresses as set forth in the records of the Company.

                    If to the Manager:

                    3600 South Yosemite Street
                    Suite 900
                    Denver, Colorado 80237
                    Attention: President

                    with a copy given in the manner prescribed above, to the General Counsel at the same address.

          Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 22 for the giving of notice.

          Section 23. BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

          Section 24. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

          Section 25. CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Colorado, notwithstanding any Colorado or other conflict-of-law provisions to the contrary.

          Section 26. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          Section 27. COMPUTATION OF INTEREST. Interest will be computed on the basis of a 360-day year consisting of twelve months of thirty days each.

          Section 28. INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

          Section 29. COSTS AND EXPENSES. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

          Section 30. SCHEDULES AND EXHIBITS. All Schedules and Exhibits referred to herein or attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                   COMMERCIAL ASSETS, INC.



                                   By:  /s/ Spencer I. Browne
                                      -----------------------------------------
                                      Spencer I. Browne
                                      President And Chief
                                      Executive Officer



                                   FINANCIAL ASSET MANAGEMENT
                                     CORPORATION



                                   By:  /s/ John C. Singer
                                      -----------------------------------------
                                        John C. Singer
                                         Vice President